Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement is between Iradimed Corporation (“Iradimed”) and Louis Waldman (“Employee”).

As Employee desires to retire, this Agreement sets forth terms of service and compensation for the remaining time of his employment until retirement.

Employee agrees to the following points related to services:

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Continue to provide services to Iradimed as full-time Controller through the period ending Friday, July 24, 2020 (“Retirement Date”). Employee will perform his duties faithfully and with due diligence for the duration of this Separation Agreement.

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The terms of the 2018 Employment Agreement between Iradimed and Employee related to non-competition, non-solicitation, and confidentiality remain in effect throughout the period of Employee’s employment with Iradimed and afterward as defined in the 2018 Employment Agreement.

Iradimed agrees to the following points related to compensation and benefits:

-	Acceleration of the vesting schedule of Employee’s 5,155 unvested Restricted Stock Units from the 2014 Equity Incentive Plan between Iradimed and Employee.

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Eligibility for 2020 bonus on a prorated basis. Currently, Iradimed pays an annual performance bonus to company officers in the first quarter of the following year, based on performance criteria related to measurements and assessments of the preceding year. The Employee will be eligible, on a prorated basis, for the 2020 bonus and will be evaluated consistently with other company officers with respect to such bonus. This bonus will be due and payable to the Employee at the same time as other officers, subject to normal withholdings for income and employment taxes, although Employee shall have already ceased providing services earlier.

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Employee will receive a one-time addition of 120 hours to his total Paid Time-Off (“PTO”) hours available. This addition to Employee’s PTO accrual will occur upon signing and execution of the Separation Agreement.

-	Employee will receive company paid health insurance through November 30, 2020.

By signing below, Iradimed and Employee agree to the terms and conditions of this Separation Agreement.

By: /s/ Louis Waldman	By: /s/ Roger Susi
Louis Waldman Controller Iradimed Corporation	Roger Susi Chairman, Board of Directors Iradimed Corporation
Date: July 15, 2020	Date: July 15, 2020